Exhibit 99.1
DANAHER REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
WASHINGTON, D.C., January 31, 2017 -- Danaher Corporation (NYSE: DHR) today announced results for the fourth quarter and full year 2016. All results in this release reflect only continuing operations unless otherwise noted. For the quarter ended December 31, 2016, net earnings were $747.0 million, or $1.07 per diluted share which represents a 42.5% year-over-year increase.
Non-GAAP adjusted diluted net earnings per share was $1.05 per share, which reflects the adjustments identified in the attached reconciliation schedule. This represents a 15.5% increase over the comparable 2015 amount. For the fourth quarter 2016, revenues increased 6.0% year-over-year to $4.6 billion, with core revenue growth of 3.5% (non-GAAP).
For the full year 2016, net earnings were $2.2 billion, or $3.08 per diluted share which represents a 24.5% year-over-year increase. Non-GAAP adjusted diluted net earnings per share was $3.61 per share, which reflects the adjustments identified in the attached reconciliation schedule. This represents a 21.0% increase over the comparable 2015 amount. Revenues for the full year 2016 increased 17.0% to $16.9 billion, with core revenue growth of 3.0% (non-GAAP). The Company generated strong operating cash flow of $3.1 billion for the full year 2016.
For the first quarter 2017, the Company anticipates that diluted net earnings per share will be in the range of $0.64 to $0.67. Non-GAAP adjusted diluted net earnings per share is expected to be $0.82 to $0.85, reflecting the adjustments identified on the attached reconciliation schedule.
For the full year 2017, the Company anticipates diluted net earnings per share to be $3.13 to $3.23. The Company continues to expect its non-GAAP adjusted diluted net earnings per share to be in the range of $3.85 to $3.95, reflecting the adjustments identified on the attached reconciliation schedule.
Thomas P. Joyce, Jr., President and Chief Executive Officer, stated, “We are very pleased with our strong fourth quarter results, capping off a transformative year for Danaher. In 2016, the team delivered double-digit earnings growth, meaningful margin expansion, and strong free cash flow. We also executed on a number of strategically significant acquisitions during the year, including Cepheid and Phenomenex.”
Joyce added, “We believe that the strength of our portfolio, combined with the power of DBS, provides the foundation for enhancing our growth trajectory and delivering long-term outperformance.”
Danaher will discuss its results during its quarterly investor conference call today starting at 7:30 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher's website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing (800) 344-6698 within the U.S. or by dialing (785) 830-7979 outside the U.S. a few minutes before the 7:30 a.m. ET start and telling the operator that you are dialing in for Danaher’s investor conference call (access code 4628756). A replay of the conference call will be available shortly after the conclusion of the call and until Tuesday, February 7, 2017. You can access the replay dial-in information on the "Investors" section of Danaher's website under the subheading "Events & Presentations." In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Financial Reports & Earnings.”
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in some of the most demanding and attractive industries, including health care, environmental and industrial. With more than 20 operating companies, Danaher's globally diverse team of over 62,000 associates is united by a common culture and operating system, the Danaher Business System. For more information, please visit www.danaher.com.
NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated financial performance for the first quarter and full year 2017, the Company’s future prospects and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy, the markets we serve and the financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions and successfully complete divestitures and other dispositions, our ability to integrate the recent acquisitions of Pall Corporation and Cepheid and achieve the anticipated benefits of such transactions, contingent liabilities relating to acquisitions and divestitures (including tax-related and other contingent liabilities relating to the distributions of each of Fortive Corporation and our communications business), our compliance with applicable laws and regulations (including regulations relating to medical devices and the health care industry) and changes in applicable laws and regulations, our ability to effectively address cost reductions and other changes in the health care industry, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations and liquidity, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, labor matters, international economic, political, legal, compliance and business factors (including the impact of the UK referendum to leave the EU), disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2016. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Adjusted Diluted Net Earnings Per Share from Continuing Operations

	Three Month Period Ended				Year Ended
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$1.07		$0.75		$3.08		$2.47
Pretax amortization of acquisition-related intangible assets A	0.22	A	0.20	A	0.83	A	0.56	A
Pretax charge for early extinguishment of borrowings B	—		—		0.26	B	—
Pretax gains on resolution of acquisition-related matters C	—		—		(0.02)	C	—
Pretax gain on sales of investments D,E	—		—		(0.32)	E	(0.02)	D
Pretax acquisition-related transaction costs deemed significant, change in control payments and restructuring costs and fair value adjustments to inventory and deferred revenue F,G	0.12	G	0.09	F	0.12	G	0.21	F
Tax effect of all adjustments reflected above H	(0.09)	H	(0.07)	H	(0.21)	H	(0.16)	H
Discrete tax adjustments and other tax-related adjustments I,J	(0.27)	J	(0.06)	I	(0.13)	J	(0.08)	I
Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$1.05		$0.91		$3.61		$2.98
Forecasted Adjusted Diluted Net Earnings Per Share from Continuing Operations

	Three Month Period Ending March 31, 2017				Year Ending December 31, 2017
	Low End		High End		Low End		High End
Forecasted Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$0.64		$0.67		$3.13		$3.23
Anticipated pretax amortization of acquisition-related intangible assets A	0.23	A	0.23	A	0.92	A	0.92	A
Tax effect of all adjustments reflected above H	(0.05)	H	(0.05)	H	(0.20)	H	(0.20)	H
Forecasted Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP) [1]	$0.82		$0.85		$3.85		$3.95

[1]
The forward-looking estimates set forth above do not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as certain future gains or losses on the sale of investments, acquisition or divestiture-related gains or charges and discrete tax items.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Core Revenue Growth

	Three Month Period Ended December 31, 2016 vs. Comparable 2015 Period	Year Ended December 31, 2016 vs. Comparable 2015 Period
Total Revenue Growth from Continuing Operations (GAAP)	6.0%	17.0%

Components of Revenue Growth
Core (non-GAAP) [2]	3.5%	3.0%
Acquisitions (non-GAAP)	4.0%	15.0%
Impact of currency translation (non-GAAP)	(1.5)%	(1.0)%
Total Revenue Growth from Continuing Operations (GAAP)	6.0%	17.0%

[2]
We use the term “core revenue” to refer to GAAP revenue from continuing operations excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to divested businesses or product lines not considered discontinued operations (“acquisition sales”) and (2) the impact of currency translation. The portion of GAAP revenue from continuing operations attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

A
Amortization of acquisition-related intangible assets in the following historical and forecasted periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

					Forecasted
	Three Month Period Ended		Year Ended		Three Month Period Ending	Year Ending
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	March 31, 2017	December 31, 2017
Pretax	$156.5	$137.4	$583.1	$396.8	$162.2	$649.3
After-tax	123.9	107.2	449.7	313.4	127.3	509.7

B
Charge for early extinguishment of borrowings ($179 million pretax as presented in this line item, $112 million after-tax) incurred in the third quarter of 2016. The Company did not incur any charges related to the early extinguishment of borrowings in any other quarter of 2016 or in 2015, and therefore no such elimination item is reflected in the calculation of Adjusted Diluted Net Earnings Per Share From Continuing Operations for any other period presented.

C	Gains on resolution of acquisition-related matters ($18 million pretax is presented in this line item, $14 million after-tax) for the year ended December 31, 2016.

D	Gain on sales of investments in the year ended December 31, 2015 ($12 million pretax as presented in this line item, $8 million after-tax).

E	Gain on sales of investments in the year ended December 31, 2016 ($223 million pretax as presented in this line item, $140 million after-tax).

F
Fair value adjustments to inventory and deferred revenue, net of the impact of freezing pension benefits, in each case related to the acquisition of Pall Corporation and incurred in the three month period ended December 31, 2015 ($60 million pretax as presented in this line item, $48 million after-tax); acquisition-related transaction costs deemed significant ($21 million pretax as presented in this line item, $16 million after-tax), change in control payments, and fair value adjustments to inventory and deferred revenue, net of the impact of freezing pension benefits, in each case related primarily to the acquisition of Pall Corporation and incurred in the year ended December 31, 2015 ($127 million pretax as presented in this line item, $99 million after-tax). The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company's larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for the Company in a given period.

G
Acquisition-related transaction costs deemed significant ($12 million pretax as presented in this line item, $9 million after-tax), change in control payments and restructuring costs ($49 million pretax as presented in this line item, $30 million after-tax), and fair value adjustments to inventory and deferred revenue ($23 million pretax as presented in this line item, $14 million after-tax), in each case related primarily to the acquisition of Cepheid and incurred in the three months and year ended December 31, 2016.

H
This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying Danaher's overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

I	Discrete income tax gains net of discrete income tax charges incurred in the three months ($41 million) and the year ($58 million) ended December 31, 2015.

J
Discrete income tax gains net of discrete income tax charges incurred in the three months ended December 31, 2016 ($190 million). Discrete income tax gains net of discrete income tax charges and Fortive Corporation separation-related tax costs related to repatriation of earnings and legal entity realignments incurred in the year ended December 31, 2016 ($91 million).

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation's ("Danaher" or the "Company") results that, when reconciled to the corresponding GAAP measure, help our investors to:
• (with respect to the non-GAAP profitability measures) understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers; and
• (with respect to the non-GAAP revenue measures) identify underlying growth trends in our business and compare our revenue performance with prior and future periods and to our peers.
The items excluded from the non-GAAP profitability and revenue measures set forth above have been excluded for the following reasons:
• (with respect to the non-GAAP profitability measures) we exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. With respect to the other items excluded from the non-GAAP profitability measures, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe are not indicative of Danaher's ongoing operating costs or gains in a given period. With respect to each of the items excluded from the non-GAAP profitability measures, we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.
• (with respect to the non-GAAP revenue measures) (1) we exclude the impact of currency translation because it is not under management's control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions and divested product lines because the nature, size and number of such transactions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
($ and shares in millions, except per share amount)

	As of December 31
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$963.7	$790.8
Trade accounts receivable, less allowance for doubtful accounts of $102.4 and $88.3, respectively	3,186.1	2,985.1
Inventories	1,709.4	1,573.1
Prepaid expenses and other current assets	805.9	889.5
Current assets, discontinued operations	—	1,598.2
Total current assets	6,665.1	7,836.7
Property, plant and equipment, net	2,354.0	2,302.7
Other assets	631.3	845.3
Goodwill	23,826.9	21,014.9
Other intangible assets, net	11,818.0	10,545.3
Other assets, discontinued operations	—	5,677.3
Total assets	$45,295.3	$48,222.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$2,594.8	$845.2
Trade accounts payable	1,485.0	1,391.9
Accrued expenses and other liabilities	2,794.2	2,609.4
Current liabilities, discontinued operations	—	1,323.9
Total current liabilities	6,874.0	6,170.4
Other long-term liabilities	5,670.3	5,750.0
Long-term debt	9,674.2	12,025.2
Long-term liabilities, discontinued operations	—	512.6
Stockholders’ equity:
Common stock - $0.01 par value, 2.0 billion shares authorized; 807.7 and 801.6 issued; 692.2 and 686.8 outstanding, respectively	8.1	8.0
Additional paid-in capital	5,312.9	4,981.2
Retained earnings	20,703.5	21,012.3
Accumulated other comprehensive income (loss)	(3,021.7)	(2,311.2)
Total Danaher stockholders’ equity	23,002.8	23,690.3
Noncontrolling interests	74.0	73.7
Total stockholders’ equity	23,076.8	23,764.0
Total liabilities and stockholders’ equity	$45,295.3	$48,222.2
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
($ and shares in millions, except per share amounts)

	Three Month Period Ended December 31		Year Ended December 31
	2016	2015	2016		2015
Sales	$4,584.3	$4,323.0	$16,882.4		$14,433.7
Cost of sales	(2,084.3)	(2,065.8)	(7,547.8)		(6,662.6)
Gross profit	2,500.0	2,257.2	9,334.6		7,771.1
Operating costs:
Selling, general and administrative expenses	(1,503.4)	(1,369.5)	(5,608.6)		(4,747.5)
Research and development expenses	(268.0)	(236.1)	(975.1)		(861.4)
Operating profit	728.6	651.6	2,750.9		2,162.2
Nonoperating income (expense):
Other income	—	—	223.4		12.4
Loss on early extinguishment of borrowings	—	—	(178.8)		—
Interest expense	(32.3)	(50.7)	(184.4)		(139.8)
Interest income	0.1	—	0.2		4.6
Earnings from continuing operations before income taxes	696.4	600.9	2,611.3		2,039.4
Income taxes	50.6	(79.9)	(457.9)		(292.7)
Net earnings from continuing operations	747.0	521.0	2,153.4		1,746.7
Earnings from discontinued operations, net of income taxes	—	167.6	400.3		1,610.7
Net earnings	$747.0	$688.6	$2,553.7		$3,357.4
Net earnings per share from continuing operations:
Basic	$1.08	$0.76	$3.12		$2.50
Diluted	$1.07	$0.75	$3.08		$2.47
Net earnings per share from discontinued operations:
Basic	$—	$0.24	$0.58		$2.31
Diluted	$—	$0.24	$0.57		$2.27
Net earnings per share:
Basic	$1.08	$1.00	$3.69	*	$4.81
Diluted	$1.07	$0.99	$3.65		$4.74
Average common stock and common equivalent shares outstanding:
Basic	693.0	687.4	691.2		698.1
Diluted	701.9	697.1	699.8		708.5
* Net earnings per share amount does not add due to rounding.
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
($ and shares in millions)

	Year Ended December 31
	2016	2015
Cash flows from operating activities:
Net earnings	$2,553.7	$3,357.4
Less: earnings from discontinued operations, net of income taxes	400.3	1,610.7
Net earnings from continuing operations	2,153.4	1,746.7
Noncash items:
Depreciation	545.0	484.0
Amortization	583.1	396.8
Stock-based compensation expense	129.8	103.8
Pretax loss on early extinguishment of borrowings	178.8	—
Pretax gain on sales of investments	(223.4)	(12.4)
Change in deferred income taxes	(383.9)	(184.2)
Change in trade accounts receivable, net	(183.1)	0.8
Change in inventories	9.4	146.5
Change in trade accounts payable	78.1	50.3
Change in prepaid expenses and other assets	(62.4)	(68.9)
Change in accrued expenses and other liabilities	262.7	168.8
Total operating cash provided by continuing operations	3,087.5	2,832.2
Total operating cash provided by discontinued operations	434.3	969.6
Net cash provided by operating activities	3,521.8	3,801.8
Cash flows from investing activities:
Cash paid for acquisitions	(4,880.1)	(14,247.8)
Payments for additions to property, plant and equipment	(589.6)	(512.9)
Payments for purchases of investments	—	(87.1)
Proceeds from sales of investments	264.8	43.0
All other investing activities	31.7	66.3
Total investing cash used in continuing operations	(5,173.2)	(14,738.5)
Total investing cash used in discontinued operations	(69.8)	(212.5)
Net cash used in investing activities	(5,243.0)	(14,951.0)
Cash flows from financing activities:
Proceeds from the issuance of common stock	164.5	249.0
Payment of dividends	(399.8)	(354.1)
Make-whole premiums to redeem borrowings prior to maturity	(188.1)	—
Net proceeds from borrowings (maturities of 90 days or less)	2,218.1	3,511.2
Proceeds from borrowings (maturities longer than 90 days)	3,240.9	5,682.9
Repayments of borrowings (maturities longer than 90 days)	(2,480.6)	(35.5)
All other financing activities	(27.0)	(3.3)
Total financing cash provided by continuing operations	2,528.0	9,050.2
Cash distributions to Fortive, net	(485.3)	—
Net cash provided by financing activities	2,042.7	9,050.2
Effect of exchange rate changes on cash and equivalents	(148.6)	(115.8)
Net change in cash and equivalents	172.9	(2,214.8)
Beginning balance of cash and equivalents	790.8	3,005.6
Ending balance of cash and equivalents	$963.7	$790.8

Supplemental disclosure:
Shares redeemed through the distribution of the communications business (26.0 shares held as Treasury shares)	$—	$2,291.7
Distribution of noncash net assets to Fortive Corporation	(1,983.6)	—
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (unaudited)
($ in millions)

	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Sales:
Life Sciences	$1,454.1	$1,374.1	$5,365.9	$3,314.6
Diagnostics	1,431.8	1,287.5	5,038.3	4,832.5
Dental	739.3	734.6	2,785.4	2,736.8
Environmental & Applied Solutions	959.1	926.8	3,692.8	3,549.8
Total	$4,584.3	$4,323.0	$16,882.4	$14,433.7

Operating Profit:
Life Sciences	$244.8	$132.6	$818.9	$329.2
Diagnostics	180.1	235.9	786.4	746.2
Dental	113.8	116.2	419.4	370.4
Environmental & Applied Solutions	229.9	205.0	870.0	866.6
Other	(40.0)	(38.1)	(143.8)	(150.2)
Total	$728.6	$651.6	$2,750.9	$2,162.2

Operating Margins:
Life Sciences	16.8%	9.7%	15.3%	9.9%
Diagnostics	12.6%	18.3%	15.6%	15.4%
Dental	15.4%	15.8%	15.1%	13.5%
Environmental & Applied Solutions	24.0%	22.1%	23.6%	24.4%
Total	15.9%	15.1%	16.3%	15.0%
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.